Exhibit 10.13

Targa Resources Corp.

2010 Stock Incentive Plan

Restricted Stock Agreement
(for Directors)

Grantee:	______________
Date of Grant:	______________
Number of Restricted Shares Granted:	______________

1.Grant of Restricted Stock.  I am pleased to inform you that you have been granted the above number of shares (the “Restricted Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), of Targa Resources Corp., a Delaware corporation (the “Company”), under the Targa Resources Corp. 2010 Stock Incentive Plan, as amended (the “Plan”), subject to certain restrictions thereon and subject to the terms and conditions of this Restricted Stock Agreement (this “Agreement”).    This award of Restricted Shares constitutes a “Restricted Stock Award” under the Plan and shall be subject to all of the terms and provisions of the Plan, including future amendments thereto, if any, pursuant to the terms thereof.

2.Forfeiture Restrictions and Vesting.

a.The Restricted Shares may not be sold, assigned, pledged, exchanged, hypothecated, or otherwise transferred, encumbered, or disposed of, and in the event of termination of your employment by or service with the Company and its Affiliates (collectively, the “Company Group”) (as determined in accordance with Section 5 hereof) for any reason other than death or Disability (as defined below), you shall, for no consideration, forfeit to the Company all Restricted Shares to the extent then subject to the Forfeiture Restrictions.  The prohibition against transfer and the obligation to forfeit and surrender Restricted Shares to the Company upon termination of employment as provided in this Section 2(a) are herein referred to as the “Forfeiture Restrictions.”  The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Restricted Shares. For purposes of this Agreement, “Disability” shall mean a disability that entitles you to disability benefits under the Company’s long-term disability plan (or that would entitle you to disability benefits under the Company’s long-term disability plan if you were an active employee).

b.Provided that you have been continuously employed by or provided services to the Company Group (as determined in accordance with Section 5 hereof) from the Date of Grant through the Lapse Date set forth in the following schedule, the Forfeiture Restrictions shall lapse, and the Restricted Shares will vest, with respect to a percentage of the Restricted Shares determined in accordance with the following schedule:

Percentage of Total Number

of Restricted Shares as to Which

Lapse (Vesting) DateForfeiture Restrictions Lapse

1st Anniversary of Date of Grant100%

Notwithstanding the schedule set forth above, (i) if your employment or service relationship with the Company Group is terminated by reason of a death or Disability (as determined in accordance with Section 5 hereof), or (ii) if a Change in Control occurs and you have remained continuously employed by or provided services to the Company Group (as determined in accordance with Section 5 hereof) from the Date of Grant to the date upon which such Change in Control occurs, in either case the Forfeiture Restrictions shall lapse with respect to 100% of the Restricted Shares on the date upon which the termination or the Change in Control occurs, as applicable.  Restricted Shares with respect to which the Forfeiture Restrictions have lapsed without forfeiture are herein referred to as “Earned Shares.”

3.

Escrow of Restricted Shares.  The Company shall issue in your name the Restricted Shares, and such Restricted Shares shall be held for you in electronic, book entry form by the Company’s transfer agent with a notation that the shares are subject to restrictions.  The Restricted Shares shall be held subject to restrictions as provided in this Agreement until such time as the Restricted Shares become Earned Shares.  You may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of any of the Restricted Shares that are subject to the Forfeiture Restrictions.  A breach of the terms of this Agreement shall cause a forfeiture of the Restricted Shares.  If part or all of the Restricted Shares are forfeited pursuant to this Agreement, the Company shall have the right to direct the Company’s transfer agent to cancel such forfeited Restricted Shares or, at the Company’s election, transfer such Restricted Shares to the Company or to any designee of the Company.  Effective as of the Date of Grant, you shall have all of the rights of a stockholder of the Company with respect to the Restricted Shares, including, without limitation, voting rights and the right, subject to Section 4, to receive all dividends and other distributions paid with respect to such Restricted Shares; provided, however, that such Restricted Shares shall be subject to the restrictions described herein, including, without limitation, those described in Sections 2 and 3 hereof.  Upon the lapse of the Forfeiture Restrictions without forfeiture, the Company shall issue appropriate instructions to the transfer agent.

4.Dividends.  Notwithstanding the foregoing, you shall not have the right to receive any dividends or other distributions, including any special or extraordinary dividends or distributions (with all references to “dividends” in this Agreement being deemed to also include reference to any such special distributions), with respect to the Restricted Shares granted hereby unless and until the Restricted Shares become Earned Shares.  Any such dividends declared and paid with respect to already Earned Shares shall be paid no later than the end of the calendar year in which the dividend for such class of stock is paid to stockholders of such class or, if later, the

15th day of the third month following the date the dividend is paid to stockholders of such class of stock.  In the event the Company declares and pays a dividend in respect of its Common Stock and, on the record date for such dividend, you hold Restricted Shares granted pursuant to this Agreement that have not yet become Earned Shares, the dividends with respect to such Restricted Shares shall be credited to an account maintained by the Company or the transfer agent for your benefit (such dividends, “Unvested Dividends”).  Such account is intended to constitute an “unfunded” account, and neither this Section 4 nor any action taken pursuant to or in accordance with this Section 4 shall be construed to create a trust of any kind.  Amounts credited to such account with respect to Restricted Shares that become Earned Shares will become “Vested Dividends” on the date that such Restricted Shares vest in accordance with Section 2(b) and will be paid to you as soon as administratively practicable following that date; provided that, in all cases, any Vested Dividends that become payable pursuant to this Section 4 shall be paid no later than March 15 of the calendar year following the calendar year during which such dividends become Vested Dividends pursuant to Sections 2(b) and 4 hereof.  You shall not be entitled to receive any interest with respect to the timing of payment of dividends.  In the event all or any portion of the Restricted Shares granted hereby fail to become Earned Shares, Unvested Dividends accumulated in your account with respect to such Restricted Shares shall be forfeited to the Company.

5.Service Relationship.  For purposes of this Agreement, you shall be considered to be in the service of the Company Group as long as (a) you remain an employee and/or director of either the Company or an Affiliate, or (b) you remain a Consultant to either the Company or an Affiliate. Nothing in the adoption of the Plan, nor the award of the Restricted Shares thereunder pursuant to this Agreement, shall confer upon you the right to continued employment by or service with the Company Group or affect in any way the right of the Company Group to terminate such employment or service at any time.  Unless otherwise provided in a written employment or consulting agreement or by applicable law, your employment by or service with the Company Group shall be on an at-will basis, and the employment or service relationship may be terminated at any time by either you or the Company Group for any reason whatsoever, with or without cause or notice.  Any question as to whether and when there has been a termination of such employment or service, and the cause of such termination, shall be determined by the Committee or its delegate, and its determination shall be final.

6.

Corporate Acts.  The existence of the Restricted Shares shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization, or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange, or other disposition of all or any part of its assets or business, or any other corporate act or proceeding.  The prohibitions of Section 2(a) hereof shall not apply to the transfer of Restricted Shares pursuant to a plan of reorganization of the Company, but the stock, securities, or other property received in exchange therefor shall also become subject to the Forfeiture Restrictions and provisions governing the lapsing of such Forfeiture Restrictions applicable to the original Restricted Shares for all purposes of this Agreement, and the book entry representing such stock, securities, or other property shall be legended or notated to show such restrictions.

7.

Notices.  Any notices or other communications provided for in this Agreement shall be sufficient if in writing.  In the case of the Grantee, such notices or communications shall be effectively delivered if hand delivered to you at your principal place of employment or if sent by registered or certified mail to you at the last address you have filed with the Company.  In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.

8.

Nontransferability of Agreement.  This Agreement may not be transferred, assigned, encumbered or pledged by you in any manner otherwise than by will or by the laws of descent or distribution.  The terms of the Plan and this Agreement shall be binding upon your executors, administrators, heirs, successors and assigns.

9.

Entire Agreement; Governing Law.  The Plan is incorporated herein by reference.  The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and, except as expressly provided in this Agreement, supersede in their entirety all prior undertakings and agreements between you and any member of the Company Group with respect to the same.  This Agreement is governed by the internal substantive laws, but not the choice of law rules, of the State of Delaware.

10.

Binding Effect; Survival.  This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under you.  The provisions of Section 14 shall survive the lapse of the Forfeiture Restrictions without forfeiture.

11.

Status of Stock.  The Restricted Shares and Earned Shares issued under this Agreement may not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws.  In addition, (a) the book entry representing the Restricted Shares and Earned Shares may bear such legend or notation as the Company deems appropriate in order to reflect the Forfeiture Restrictions and to assure compliance with the terms and provisions of this Agreement and applicable securities laws, (b) the Company may refuse to register the transfer of the Restricted Shares or Earned Shares on the stock transfer records of the Company if such proposed transfer would constitute a violation of the Forfeiture Restrictions or, in the opinion of counsel satisfactory to the Company, of any applicable securities law, and (c) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Restricted Shares.

12.	Withholding of Tax. As an independent contractor, you shall be responsible for the payment of any and all taxes associated with your receipt, vesting or settlement of this Award.
13.

Amendments.  This Agreement may be modified only by a written agreement signed by you and an authorized person on behalf of the Company who is expressly authorized to execute such document; provided, however, notwithstanding the foregoing, the Company may make any change to this Agreement without your consent if such change is not materially adverse to your rights under this Agreement.

14.	Clawback. Notwithstanding any provisions in the Plan and this Agreement to the contrary, any portion of the payments and benefits provided under this Agreement or pursuant to the sale of any shares of Common Stock issued hereunder shall be subject to any clawback or other recovery by the Company to the extent necessary to comply with applicable law, including without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any Securities and Exchange Act rule.

15.

Section 409A Compliance.  Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Code, and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”), or an exemption therefrom, and shall be interpreted, construed and administered in accordance with such intent.  Any payments under this Agreement that may be excluded from Section 409A (due to qualifying as a short-term deferral or otherwise) shall be excluded from Section 409A to the maximum extent possible. No payment shall be made under this Agreement if such payment would give rise to taxation under Section 409A to any person, and any amount payable under such provision shall be paid on the earliest date permitted with respect to such provision by Section 409A and not before such date.  Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

16.

Plan Controls.  By accepting this grant, you agree that the Restricted Shares and dividends thereon are granted under and governed by the terms and conditions of the Plan and this Agreement.  In the event of any conflict between the Plan and this Agreement, the terms of the Plan shall control.  Unless otherwise defined herein, capitalized terms used and defined in the Plan shall have the same defined meanings in this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, as of the date first above written.

TARGA RESOURCES CORP.

By:____________________________________

Name:

Title: